EXHIBIT 5.1

[PERKINS COIE LLP LETTERHEAD]

June 1, 2016

Outerwall Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

Re: Registration Statement on Form S-8 of Shares of Common Stock, $0.001 par value per share, of Outerwall Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to an additional 189,587 shares of common stock, $0.001 par value per share (the “Shares”), which may be issued pursuant to the Outerwall Inc. 2011 Incentive Plan, as amended and restated (the “Plan”).

We have examined the Registration Statement and such documents and records of Outerwall Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by Outerwall Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the issuance thereof by Outerwall Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP